Exhibit 99.2
PARTICIPANTS

Corporate Participants
Jack Jancin – Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Julien R. Mininberg – Chief Executive Officer & Director, Helen of Troy Ltd.
Brian L. Grass – Chief Financial Officer, Helen of Troy Ltd.

Other Participants
Bob J. Labick –  President, CJS Securities, Inc.
Frank Camma – Analyst, Sidoti & Co. LLC
Christopher M. Carey – Analyst, Bank of America Merrill Lynch
Linda Bolton Weiser – Analyst, D. A. Davidson & Co.
Steven L. Marotta – Analyst, C.L. King & Associates, Inc.

MANAGEMENT DISCUSSION SECTION
Operator: Good day and welcome to the Helen of Troy Limited Third Quarter 2019 Earnings Call. Today's conference is being recorded. At this time, I would like to turn the conference over to Jack Jancin, Senior Vice President, Corporate Business Development. You may begin.

Jack Jancin, Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Good morning, everyone, and welcome to Helen of Troy's third quarter fiscal year 2019 earnings conference call. The agenda for the call this morning is as follows. I'll begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the company's CEO, will comment on the financial performance of the quarter and then update you on areas of focus for fiscal year 2019. Then, Mr. Brian Grass, the company's CFO, will review the financials in more detail and comment on the company's outlook for fiscal year 2019. Following this, Mr. Mininberg and Mr. Grass will take questions you have for us today.
This conference call may contain certain forward-looking statements that are based on management's current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects, and other similar words identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results.
This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently from the non-GAAP financial information disclosed by other companies. The company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.
Before I turn the call over to Mr. Mininberg, I'd like to inform all interested parties that a copy of today's earnings release has been posted on the company's website at www.helenoftroy.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the company's homepage, and then select the Press Release tab.
I will now turn the conference call over to Mr. Mininberg.

Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd.
Thank you, Jack. Good morning, and thanks to everyone for joining us today. Before we start, I'd like to wish everybody a Happy New Year. I look forward to success and a prosperous 2019 for all of us. During this morning's call, I will discuss our result and then take the opportunity to share the progress we've made on our strategic plan as we prepare for the second phase of Helen of Troy's transformation plan beginning in March, at the start of our fiscal 2020. Brian will then take a deeper look into our financials and following that we'll open up the line for your questions.
As you saw in our earnings release this morning, we concluded our third quarter with continued net sales momentum. We grew 2.4% in the quarter which included core business growth of 2.9%. Adjusted diluted EPS from continuing operations in the third quarter declined 4% year-over-year, in line with our expectations and reflecting the factors we highlighted in our last earnings call. These factors include the concentration of incremental marketing spend in the third quarter to support our Leadership Brands and match our seasonality. The impact initially of tariffs ahead of mitigation measures we have taken and some mix effects. Leadership Brands and online sales led the way this quarter. Leadership Brands grew net sales 4.9% in the quarter and online sales grew 6%, now accounting for 18% of the total sales of the company.
Our seven Leadership Brands are now approximately 80% of our sales. The strategic choices we are making around investment in digital marketing and online support for our Leadership Brands are critical and are paying off with sales growth, market share gains for some and improvements at all touch points of the consumer journey. By investing in more and better content and using increasingly sophisticated marketing strategies we are creating an ever stronger presence online. Many studies confirm consumers spend more and more time surfing, searching, socializing and shopping on digital devices.
As a consumer-centric company we are focused on ensuring our brands and products stay prominent in the hearts, the minds and the checkout carts of consumers around the world. And even as we grow faster online than we do in brick-and-mortar, in-store support remains a key investment for us in order to command the shelf, stay competitive on price, and help customers maintain their growing e-commerce business. At the end of the day we're focused on remaining top of mind wherever consumers spend their time and their money.
Consumer demand for our products remains strong. In the U.S., where the majority of our sales occur, more households have additional discretionary income with growing employment and labor participation rates, wage growth, and generally speaking lower taxes. We see this reflected where we have access to point-of-sale and to market share data. Outside the U.S. we have seen pressure on Chinese consumers particularly online as the rapid growth of their economy slows and uncertainty from the trade war touches all shores.
Even as we begin rebalancing our supply chain we'll remain confident in China as a long-term strategic source of goods and a growth vector for Helen of Troy. We see its growing middle class, increasing childbirth rate, and new household formation as key growth drivers for our brand and inspiration for new products. The whole Asia region remains a top priority for us as we continue to build out our branded presence in these markets.
As we balance the needs to manage the costs of the trade war, some foreign exchange headwinds and continued investment in the most promising opportunities for our Leadership Brands, we have been raising prices focusing primarily on products impacted by higher tariffs. Overall, our conversations with customers about pricing have been constructive and we believe will successfully mitigate a significant portion of higher costs through pricing.
We also are pursuing productivity initiatives internally and with our suppliers leveraging, changes in commodity costs and foreign exchange and working towards a new sourcing balance between

China, the Americas and Europe. While retail price points have been relatively stable for years, retailers will likely pass on some of the increases, testing consumers' price sensitivity.
Turning to our strategic progress, I would like to report key steps since our last earnings call towards further improving our portfolio and asset efficiency. We put our strong cash flow and capital allocation strategy to work in the third quarter. We returned $100 million to shareholders through the repurchase of just over 800,000 shares of our stock. We used our remaining free cash flow to reduce Helen of Troy's leverage ratio to 1.4 times keeping us in a strong financial position to make additional acquisition.
With the transformation plan continuing to strengthen our shared services platform, we have never been better prepared operationally to add new businesses to our portfolio. We nevertheless remain highly selective as we look for the right assets to augment our Leadership Brands, build out our regional footprint and leverage our scale.
Project Refuel is also progressing as expected and continues to target annualized savings of approximately $8 million to $10 million over the duration of the plan. We are reinvesting some of this and dropping some to strengthen the bottom line in Beauty. The reinvestment focus on critical areas such as developing new products - new appliance products, attracting outside new talent and dialing up our marketing support, especially online.
Turning now to our business segments, Housewares delivered another excellent quarter with net sales increased by 11.4%, standout categories during the quarter were specialty hydration and coffee collections, cooking prep and kitchen organization. As discussed previously, we continue to make incremental marketing investments to build out digital content that engages consumers on the outstanding innovation, design and performance at OXO and also Hydro Flask products, all with a sharp eye on ROI and the challenging competitive environment.
Hydro Flask continues to win. Third-party data confirms the brand continues to hold the number one market share position in the Insulated Metal Water Bottle segment and has grown share significantly over the past 12 months. Hydro Flask continues to enjoy excellent point of sale performance across the diverse distribution channels we track, which include NPD, SSI active lifestyle industry, Natural Foods, online and also in specific customers. Stronger in-store presentations across bottles and accessories, we started over the holidays, are showing early encouraging results. We are seeing healthy consumer takeaway with notable complementary sales from accessories. Hydro Flask also continues to earn new distribution and expand its geographic footprint.
In Health & Home, our largest and our most global business, net sales decreased 0.7% primarily due to a drag of 0.6% from unfavorable foreign currency exchange. The core business was essentially flat year-over-year versus the strong third quarter performance last year, when we benefited from new product launches and international distribution gains. Domestically, we further expanded distribution in Health & Home and saw growth in some seasonal categories. Another devastating wildfire season on the West Coast struck in November late in the quarter leading to a modest year-over-year sales increase for our market-leading Honeywell Air Purifiers. As a reminder, in October of last year the West Coast also felt the impact of a heavy fire season which increased air purifier sales in the year-ago base. Also in the base is last year's historic Thomas Fire which struck during our fourth quarter.
Reflecting on the current cough, cold and flu season, we've experienced a more normal start and there are currently no indications of a repeat of last year's particularly high incidence of flu. The exact timing and duration of the season for each symptom can vary but most types of respiratory illness including flu usually begin to peak between December and February and they wind down by early spring. This season's illness rates, so far, are following this pattern as well with increased incidents in recent weeks of symptoms such as fever, cough and congestion. These correlate very strongly with consumer purchases of our thermometers, humidifiers, and inhalants under the Vicks and Braun names. The specific impact on our shipment depends on customer inventory stocking patterns and replenishment rates as their upfront purchases via direct import or from our warehouses sell through. Given the pattern so far this year our outlook continues to assume a normal season for the balance of fiscal 2019.
Now, turning to Beauty, net sales decreased 3% in the quarter. We are seeing some improvements from our strategic efforts to stabilize appliances, while down slightly in the quarter following the discontinuation of certain brands and products, appliances benefited from new products, international sales, and growth in the online channel. We are also growing appliance share online. The Revlon volumizer is a particularly hot seller serving as a great example of consumer-centric innovation at work. It delivers on the consumer need for speed, styling and drawing in one convenient time-saving product. It consistently earns four to five-star reviews and has garnered considerable attention in the media and online as an “it” item.
Looking at what we've accomplished so far this fiscal year-to-date, we have quite a lot to be proud of. The third quarter built on a very strong first half. On a full-year basis we expect to show solid growth even in the face of a tough compare to last year's especially strong cough, cold and flu season. Nine months in, we've returned value to shareholders through the repurchase of over 1.2 million shares while simultaneously lowering leverage. We remain in a strong position to deploy capital towards further acquisition. We now expect fiscal 2019 to deliver net sales growth of 3.8% to 4.8% versus fiscal 2018, which was also a strong sales growth year at 5.9%.
On the bottom line, we have raised our adjusted EPS for fiscal 2019 to $7.70 to $7.95 per share, reflecting the most recent share repurchase and that represents growth of 6.4% to 9.8% versus fiscal 2018. As we look forward to fiscal 2020, we - which begins this March, we have made our strategic choices for a second phase of Helen of Troy's transformation. This next phase is designed to build on the successes of the past five years. We will focus on driving further improvements to our current businesses, expand our geographic footprint, our global shared services will advance and the overall strength of our organization as well. We will also seek to add to our Leadership Brand portfolio through further acquisition. We believe we have the balance sheet, the capabilities, the culture and the passionate owner-minded people to take our transformation to the next level. We look forward to sharing more during our next Investor Day, which is currently planned for late spring.
With that, I will now turn the call over to Brian.

Brian L. Grass, Chief Financial Officer, Helen of Troy Ltd.
Thank you, Julien. Good morning everyone. Before discussing the quarter in more detail I'd like to start with a few broad points. First, my comments today will be regarding the results from continuing operations for the third quarter of both fiscal 2019 and 2018 unless otherwise indicated. Second, during the quarter - during the first quarter of fiscal 2019 we adopted the new revenue recognition accounting standard, as a result we have reclassified certain expenses from SG&A to reduction of net sales revenue. Corresponding amounts in the prior periods have been reclassified to conform with the current period presentation, so that both periods are comparable. Please see the related table and footnotes in the accompanying press release for further information.
Finally, tariff increases began to impact our cost of goods sold during the third quarter as expected. While we have implemented pricing actions and other mitigation measures, the bulk of these actions did not become materially effective in the third quarter. Our pricing actions will begin to provide a meaningful offset to the tariffs in the fourth quarter of fiscal 2019 and we expect them to be effectively completed in the first quarter of fiscal 2020. This is due to the negotiation and notice periods involved in taking pricing actions. The company is targeting to offset as much of the tariff gross dollar - gross profit dollar impact as possible. However, a 25% tariff impact on costs translates to 11% to 13% increase on the price of the product to retailers. As such even if we keep ourselves whole in gross dollars, gross profit margin is expected to decline. Further, although the pricing actions are intended to keep us whole in terms of gross profit dollars, there is no guarantee that they won't reduce retail consumption or customer orders in the short term.
We have not resolved product pricing with one key retailer in two product categories and we're currently not shipping these particular items to this one customer. While we expect some disruption from pricing actions in the short-term including the fourth quarter of fiscal 2019, we believe we're making the right choices for the long-term health of our business and that our products continue to offer attractive value propositions at the higher prices.
Now, turning to a review of the quarter we posted adjusted diluted EPS at the midpoint of our stated range of flat to down 8% compared to the same period last year, which was in line with our expectations. As we highlighted on our second quarter call, this is largely due to the planned increase in marketing spending in fiscal 2019 coupled with the concentration of spending in the third quarter along with the tariff increases we began to realize in the third quarter.
Turning to a more detailed review, consolidated sales revenue was $431.1 million, a 2.4% increase over the prior year. Core business revenue grew 2.9%. Revenue growth was driven primarily by an increase in brick and mortar sales in our Housewares segment and growth in consolidated online sales. Sales in the online channel grew approximately 6% year-over-year to comprise approximately 18% of our consolidated net sales in the third quarter. The sequential decline in the online sales growth rate was primarily due to a deceleration of growth in our China ecommerce business and the corresponding build-up of inventory in the channel, primarily impacting Health & Home, and the reduction in inventory levels by a key online retailer primarily impacting Housewares. Online sell through in Housewares continues to be healthy and is growing double-digits. Leadership Brand sales grew approximately 4.9%. Our Leadership Brand sales now represent approximately 80% of our consolidated net sales for the quarter compared to approximately 78% for the same period last year.
Housewares net sales increased 11.4% reflecting point-of-sale strength, an incremental distribution with existing domestic customers, an increase in online sales and new product introductions.
Health & Home net sales decreased 0.7% with the decline primarily due to the unfavorable impact from net foreign currency fluctuations of $1.1 million or 0.6%. The core business within Health & Home posted a slight decline of 0.2% reflecting lower online sales and the unfavorable comparative impact from international distribution gains, new product introductions and a strong cough/cold/flu season in the prior year. These factors were partially offset by strong seasonal category growth and gains in distribution and shelf space with existing domestic customers. As Julien mentioned the segment did see strong point-of-sale activity in the air category related to recent wildfires. However, it was largely comparable to the activity in the same period last year.
Beauty net sales decreased 3% primarily due to a decline in the personal care category and the discontinuation of certain brands and products. These factors more than offset continued growth in the online channel, new product introductions in the retail appliance category and an increase in international sales. Segment net sales were unfavorably impacted by net foreign currency fluctuations of approximately $0.6 million or 0.6%.
Consolidated gross profit margin was 42.2% compared to 42.3% for the same period last year. The 0.1 percentage point decrease is primarily due to less favorable product mix and the impact of tariff increases partially offset by margin lift from growth in our Leadership Brands.
SG&A was 28% of net sales compared to 26.1% for the same period last year. The 1.9 percentage point increase was primarily due to higher advertising expense, increased freight costs, increased share-

based compensation expense and higher product claim expense. These factors were partially offset by favorable foreign currency exchange in forward contract settlements, the favorable comparative impact of restructuring charges in the same period last year and lower amortization expense. The primary driver of higher share-based compensation expense in the quarter was due to the issuance of transformation shares to every Helen of Troy associate, which we highlighted on our last earnings call. These transformation shares vest over a three-year period.
GAAP operating income was $61.3 million or 14.2% of net sales. This compares to $67.3 million or 16% of net sales in the same period last year which included restructuring charges of $1.1 million. Adjusted operating income was $70.6 million, or 16.4% of net sales, compared to $77.6 million, or 18.4% of net sales. The 2 percentage point decrease in adjusted operating margin primarily reflects higher advertising expense, the impact of tariff increases and higher freight expense. These factors were partially offset by favorable foreign currency exchange and forward contract settlements, lower amortization and the favorable margin impact from Leadership Brand growth.
Turning now to adjusted operating margin by segments, Housewares' adjusted operating margin was 22.8% compared to 24.7%. The 1.9 percentage point decrease primarily reflects higher advertising expense, higher annual and incentive compensation expense related to current year performance, higher freight expense and higher rents expense related to previously announced new office space. These factors were partially offset by the margin impact of more favorable - a more favorable product and channel mix and increased operating leverage from net sales growth.
Health & Home adjusted operating margin was 13% compared to 17%. The 4 percentage point decrease primarily reflects higher advertising expense, increased promotional spending and trade support with retail customers, the impact of tariff increases, the margin impact of a less favorable product and channel mix and higher personnel expense. These factors were partially offset by favorable foreign currency exchange and forward contract settlements.
Beauty adjusted operating margin was 13.5% compared to 13.3%. The 0.2 percentage point increase primarily reflects lower amortization and personnel cost savings from Project Refuel. These factors were partially offset by higher advertising and higher freight expense.
Our effective tax rate was 6.9% compared to 8.2% in the same period last year. The decrease is due to shifts in the mix of taxable income across our tax jurisdictions. Income from continuing operations was $54.3 million or $2.06 per diluted share. This compares to $58.6 million or $2.15 per diluted share in the same period last year which included after-tax restructuring charges of $0.04 a share.
Non-GAAP adjusted income from continuing operations was $63.2 million or $2.40 per diluted share compared to $68.1 million or $2.50 per diluted share. The 4% decrease in adjusted diluted EPS primarily reflects higher advertising expense, the impact of tariff increases and higher freight expense, partially offset by better operating leverage, the margin lift from Leadership Brand growth, lower interest expense, lower tax expense and the impact of lower weighted average diluted shares outstanding.
Loss from discontinued operations was $4.9 million compared to a loss of $89.1 million in the same period last year. The loss in the third quarter of fiscal 2019 reflects the impact of the settlement of the supplemental payment amount associated with the sale of Healthy Directions. During the quarter, we've reduced the estimated value of the supplemental payment to $10.8 million and recorded an after tax charge of $4.4 million. The amount was adjusted based on the settlement with respect to the calculation of the performance of Healthy Directions through February 28, 2018. During the quarter, we also recorded an after-tax charge of $0.5 million resulting from the resolution of certain contingencies. The loss in the same quarter last year primarily reflects after-tax impairment charges recorded prior to the divestiture.

Now moving on to our financial position, accounts receivable turnover increased to 69.4 days compared to 65.4 days in the same period last year. Inventory was $300.6 million compared to $278.1 million at the same time last year. Inventory turnover improved to 3.4 times compared to 2.8 times in the prior-year period.
Net cash provided by operating activities from continuing operations for the first nine months of fiscal 2019 increased $6.6 million to $109.5 million. The increase was primarily due to an increase in income from continuing operations, higher share-based compensation, and an increase in cash provided from accounts payable. These factors were partially offset by an increase in cash used for inventory and a dispute settlement payment of $15 million made in the first quarter of fiscal 2019. Total short and long term debt decreased $86.5 million to $339.7 million compared to $426.2 million at the end of the third quarter last year.
We ended the third quarter with the leverage ratio of 1.4 times compared to 1.8 times as previously reported at the end of the third quarter last year. We were able to continue to de-lever while also repurchasing almost 814,000 shares of our common stock for $100 million or an average price of less than $123 per share.
We are pleased with our results for the quarter and year-to-date which we believe keep us on track to deliver another strong year of revenue and adjusted diluted EPS growth. For fiscal 2019 we now expect consolidated net sales revenue in the range of $1.535 billion to $1.55 billion which implies consolidated sales growth of 3.8% to 4.8%.
Our sales outlook now also includes the following items, which together account for the $10 million decline in the high end of our outlook and primarily impact the Health & Home segment:

•	An expected unfavorable impact from pricing actions that have not been resolved with the key customer in two of our product categories; and

•
A deceleration of growth in China with a corresponding build-up of inventory in the channel and the impact that we believe trade tensions are having on both the U.S. and Chinese consumers. We are still very optimistic about our prospects in China and opportunity for growth in the region and continue to consider it to be a key strategic initiative for the company going forward.

Our net sales outlook continues to assume the severity of the cough/cold/flu season will be in line with historical averages, which unfavorably impacts the full year comparison to fiscal 2018 by 1.1%. Our net sales outlook also assumes that December 2018 foreign currency exchange rates will remain constant for the remainder of the year.
We've updated our segment growth rate expectations for the full fiscal year and now expect:

•	An increase in Housewares net sales growth to 11% to 13%,

•	Health & Home net sales growth of 2% to 4% including an unfavorable impact of approximately 2.3% from the average cough/cold/flu assumption; and

•	Beauty net sales decline in the low-to-mid single-digits, which remain the same.
Despite the decline in the high end of our net sales outlook range, we are increasing our EPS outlook to reflect the lower share count from open market repurchases made during the quarter. We now expect consolidated GAAP diluted EPS from continuing operations of $6.35 to $6.51, and adjusted diluted EPS from continuing operations in the range of $7.70 to $7.95 based on an estimated weighted average diluted shares outstanding of 26 million for the fourth quarter of fiscal 2019. Our EPS outlook continues to include an increase in growth investments for fiscal 2019 in the range of 18% to 22% year-over-year as we spend into the strength of the current year, support new product launches and accelerate the development of digital assets and investment in digital marketing to drive future growth. Our outlook also includes the impact of expected commodity and freight inflation on our cost of goods sold as well as the expected impact of tariff changes in their current form. While we currently anticipate achieving our fiscal 2019 revised full-year outlook, the current U.S.-China trade environment is certainly a concern and could provide a meaningful headwind next fiscal year if we ultimately realize the full-year impact of tariff changes in their current form.
Looking at our expectations for tax, we now expect to report GAAP effective tax rate range of 7.3% to 8.4%, and an adjusted effective tax rate range of 6.9% to 7.7% for the full fiscal year 2019. Please refer to the schedule entitled effective tax rate and adjusted effective tax rate in the tables of the press releases.
Our outlook for diluted EPS from continuing operations assumes that December 2018 foreign currency exchange rates will remain constant for the remainder of the fiscal year. Other EPS assumptions are consistent with our previous guidance. The likelihood and potential impact of any physical 2019 acquisitions or additional divestitures, future asset impairment charges, future foreign currency fluctuations or further share repurchases are unknown and cannot be reasonably estimated, therefore they are not included in the company's sales and earnings outlook.
And now I'd like to turn it back to the operator for questions.
QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions] We will now take our first question from Bob Labick of CJS Securities. Please go ahead, sir. Your line is open.

<Q - Bob Labick - CJS Securities, Inc.>: Good Morning and happy New Year.

<A - Julien Mininberg - Helen of Troy Ltd.>: Hi, good morning, Bob. Happy New Year.

<Q - Bob Labick - CJS Securities, Inc.>: Thanks. I wanted to start with two quick kind of clarifications and I’ll ask one thematic one, I’ll hop back in queue. You mentioned a pricing dispute with one customer in two categories. Can you tell us what percentage of your sales were impacted there or really any kind of clarification, is this a normal occurrence or what’s kind of going on there?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Let me start here and Brian may have more to say. Pricing is a lumpy process, it’s easy to say in a conference room or a business meeting, it would then take some pricing. And that said in these categories in our industry, there hasn’t been pricing action in years. So to go into the market and take pricing is a process. Our customers understand it. I think consumers understand about the trade war and we’ve been largely successful. In fact it’s just one customer and it’s only in 2 of the 10 or 11 categories we trade in, in Health & Home and even in that one customer, I think, eight or nine of the categories have already been accepted and were shipping as normal.

<A - Brian Grass - Helen of Troy Ltd.>: Well, we didn’t take price increases in all categories because not all categories were impacted by the tariffs, but we are successful in getting price increases in all but two of the categories that were impacted by tariffs.

<A - Julien Mininberg - Helen of Troy Ltd.>: Correct. And in Housewares, we’ve also raised prices on the tariff affected categories and have not had significant concerns either. In this one customer we’re holding our ground, we’re doing the right thing, we’re doing the right thing for the brand, we’re doing the right thing in the marketplace and we’ve done right with the other customers, and frankly so have they. So, this is the right move. In terms of dimensionalizing you’ve heard Brian say that the primary driver of our small change to the upper end only of our guidance on sales that $10 million is primarily due to this item. And so that gives you a sense of dimension...

<A - Brian Grass - Helen of Troy Ltd.>: It’s due to a combination of this and the...

<A - Julien Mininberg - Helen of Troy Ltd.>: Chinese slowdown.

<A - Brian Grass - Helen of Troy Ltd.>: ...slowdown in China e-commerce. So if you want to think 50-50, you probably not going to be that far off, we’re not going to give specific guidance but that could hopefully help you dimensionalize it.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. And so the pricing - I just want to make sure on the public call and while we’re officially on record that there’s absolutely no misunderstanding of any kind. Our pricing action so far have been successful, we have been able to take pricing in categories that traditionally do not have price increases as part of their normal cycle and that’s a statement measured in years. And we have been able to take pricing with the vast majority of our customers in the vast majority of affected categories. We are lowering the guidance to deal with those two items that Brian is talking about, this is one of them and we’re transparent, we want you to know.

And my last comment on it is pricing is a lumpy process, it is not the kind of thing that you just send out a note saying here is our new price, when shall we ship you at the new higher prices, what’s your order please? Customers want to have a discussion, they want to push back, they want to see the math, they want to have a meeting, they want to see what competitors do, they want to see what their alternatives are, this is a marketplace and in marketplaces things have a way of working out that it doesn’t just go from one day to the next.

<A - Brian Grass - Helen of Troy Ltd.>: Well and I would just add one thing with respect to doing the right thing part, imagine if you were talking to retail customer A, and they found out that retail customer B didn’t have to take a price increase, retail customer A wouldn’t be very happy but it’s really the only choice is to stick to our position and take - stick - hold to our ground and take the pricing even if it’s a little bit lumpy and a little bit disruptive to sales in the short term. We believe that this is a short-term item and that in the long run we’ll end up in a good place on pricing and profitability.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. We already are in most of the customers in most of the categories.

<A - Brian Grass - Helen of Troy Ltd.>: Right.

<Q - Bob Labick - CJS Securities, Inc.>: Okay. Super. Thank you for that clarity. And then, just maybe two seconds on the Chinese ecommerce issues going on here, it sounds like just may be some inventory in the channel. Could you tell us really what you’re selling in there, what categories if you can? And then the bigger question I really wanted to ask is, international has become a bigger theme for you over the last several quarters. Can you talk a little bit about how big the opportunity is and maybe how you view that opportunity now versus a few years ago and what’s different and where the growth will come in that area?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Two great questions. First, to clarify on the Chinese, on the ecommerce, ecommerce is an important part of the Chinese market. China is an important part of Asia and Asia is a winning area for us. We won’t disclose to Asia a specific category or by specific breakout. But I will just tell everyone in the public call here that we’re talking about thermometers is the primary driver in China and it’s primarily online. We’ve been tremendously successful. If you’ve listened to us over the last couple of years really, not just quarters, we’ve frequently highlighted success in China and Asia in online and in thermometers. What’s happening here is there is some slowdown and as a result there’s an inventory build-up in the category that we’ll have to play through. Prices are also sorting themselves out.

And in China, in general, there’s just a bit of slowdown of some pretty heavy growth that 6%, 8%, 9% kind of numbers that have been going on for years, in China, are believed to be coming down, we’re seeing a little bit of that. But you have to see the underlying picture, there’s roughly 16 million births a year in China, that’s a growing number, that’s roughly four times the number of births that’s in the United States every single year. And those babies go into households, many of them newly formed, those households in a rising middle-class with more discretionary income and they want to do right for their families just like anybody else in the world and they want the best. And when it comes to a thermometer, it’s well known that the Braun products are exceptionally capable. They’re generally better than any other ear thermometers available on the market. They’re not made in China and Chinese consumers tend to favor that especially for healthcare products. And we have been the market leader, so it is just great to see. To see that slow down a little and a little inventory stack up, that’s what we’re talking about and if you take that $10 million that we mentioned in our guidance and that split that Brian alluded to, you can get a little sense of the size here.

And then as it pertains to Asia broadly and international - sorry, Asia in general and international broadly, international is a highly underdeveloped part of Helen of Troy’s business. During phase one of the transformation, which is the last five years, we’ve focused more on domestic than we have international and all of the key themes that you’ve heard me talk about at length over the last few years on Helen of Troy have been playing through with some pretty good success. We’re now at a point of development where we can export more of that success. In terms of our business model, we’re much better integrated and operationally capable than we have ever been before. The shared services platform is increasingly standardized and synchronized and the back offices around the world are on pretty standard processes.

The front of the house is getting better and better with the digital marketing and our Leadership Brand strategy has been paying dividends. So, to do more of that in places where we’re highly underdeveloped makes all the sense in the world to us and Asia and Europe are two clear and obvious focus areas. We have good infrastructure. We have the right brands, the right consumer markets like the Chinese thing I just described, most of the European markets we’re active in, but frankly could have a bigger footprint. So this is an area where we would like to see action in the future and in the second phase of the transformation that I alluded to in my comments, we’re very excited about our international prospects.

<Q - Bob Labick - CJS Securities, Inc.>: All right. Super. Thank you so much.

<A - Julien Mininberg - Helen of Troy Ltd.>: You bet, Bob.

Operator: We will now take our next question from Chris Carey of Bank of America. Please go ahead.

<Q - Chris Carey - Bank of America Merrill Lynch>: Hi. Good morning.

<A - Julien Mininberg - Helen of Troy Ltd.>: Morning, Chris.

<Q - Chris Carey - Bank of America Merrill Lynch>: So I know we’re early days, right, and it sounds like we’re going to get a broader strategy overview at the Investor Day. But as we start to think about fiscal 2020, would you envision being able to grow core sales next year given the tough comps especially in the first half of the year? Does that international component that you just mentioned in phase two become necessary in order to get that lift? And then, just any update that you have on your ability to cover tariffs would also be helpful.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Sure. So fiscal 2020, we’ll give guidance in April, which is our traditional window for that. So we won’t - I know everyone is looking for it and I’m sure everyone wants to know exactly what the fiscal 2020 forecast is for the company. We’re not going to be able to provide that at the end of a third quarter call. I don’t think so many companies do that, and we give that guidance in April.

In terms of the very big picture on fiscal 2020, we do believe that we can continue growing. History is on our side. We have a good track record on that subject and we have the building blocks. That said, we are working through our budget cycle right now. This is exactly the time of year for this. We’re right in the thick of it and we’ll have a lot more to say in April.

In terms of the quarterly comparisons, I know a lot of people focus on it, right? Like this quarter, last quarter, the last half, we had a spectacular first half to the year. And we’re going to bring in a year between 3.8% and 4.8% growth for the year, and that’s on top of the 5.9% last year and the growth from the year before that. The story goes on and on. I guess my point is, we think in years when we forecast and we think in five-year chunks when we strategize and phase two is a five-year thought and our guidance is always in one-year chunks and we’ll do that again.

In terms of the first half therefore, we’re not so worried about whether we’ll be able to anniversary in one particular quarter or another. In fact in Q4, I’m sure you’ve all done the math already, you’ll see that with the guidance that we just gave, will give us very strong year, in fact stronger than we originally forecasted at the beginning of the year. It turned out to be that a lot of that has come in the first half. We just added another 2.4% of net sales this quarter and we’ll get a 3.8% to 4.8% year. So everybody realizes that that means it’s a tough compare in the fourth quarter because of the cold and flu season, doesn’t give you all the growth in all the quarters. So we’re not worried about that. I know the market gets upset on such things, but our businesses are lumpy, seasons are lumpy and you can never predict all these things. It’s why we don’t give quarterly guidance in the first place.

And then in the case of the multi-year plan, I don’t want to make too many promises about the long-term future, but we have given long-term guidance and it’s our intention over a many-year period to be in line with that guidance.

<A - Brian Grass - Helen of Troy Ltd.>: I think you had a second question on tariffs, Chris, that I can start on and maybe Julien can add too if he wants. Our pricing actions are intended to offset the full amount of gross profit dollar impact from tariff increases. That doesn’t mean we’ll be 100% successful and as we called out in the prepared remarks, it could have some impact on consumption and customer orders which we believe would happen in the short term but in the long term, we would expect stability and no remaining issues.

So in a perfect world, if we were able to get all the price increases in place, they’re designed to offset 100% of the gross profit impact, dollar impact. We are not stopping there though. We’re - have put in place preliminary mitigation actions with respect to sourcing and are continuing a lot of those actions because some of those take a longer period of time to get into place. So we’ve started that process and I think as a result of the whole tariff thing, there’ll be a rebalancing in our sourcing structure and it’ll be more fairly balanced in some other regions other than China which is probably a healthy result to begin with because we’ll have more of our supply closer to the U.S. and have shorter lead times and we’ll have a diversified sourcing base. And maybe in some cases, we’ll be dual sourced. We’ll have the same product made partially in Mexico, for instance, and in China potentially.

So I think I’ve said it before, the sourcing action would hopefully be viewed as icing on the cake or gravy on top of the pricing action that we’re taking. So I just want to be clear, the intention is to offset 100%. We may not get totally there, but I feel very good that we’re going to get a high percentage of the tariffs offset. And then any sourcing actions would be kind of icing on the cake.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. I think you’ve got it. The only add I’d build is never waste a good crisis. When there’s an opportunity to take a look in the mirror, look at our footprint. So when you think about phase two of our plan and ask how we think the various categories and geographies will end and then relook look at what our sourcing footprint is and the current tariff structure as well as opportunities to shorten lead times and other things that Brian mentioned. It creates a chance to just put a bright light on plans we’ve already had, make some adjustments and re-optimize. So that’s exactly what’s happening in Helen of Troy.

<Q - Chris Carey - Bank of America Merrill Lynch>: Got it. Very helpful. And then just one quick follow-up and I’ll get back in. So it strikes to me that the market has been so volatile and weak to some extent. I wonder if that’s improved your negotiating power, when you think about your ability to do M&A and how you’re thinking about the ability to maybe get better prices on some of the deals that you’ve - that you found - that you think are attractive? Thank you.

<A - Julien Mininberg - Helen of Troy Ltd.>: You’re talking about M&A or you’re talking about sourcing when you ask that?

<Q - Chris Carey - Bank of America Merrill Lynch>: Sorry. This would be specifically your M&A strategy. Your ability to get assets potentially at a better pricing or not, and then just you know broadly any updates on your deployment of capital toward that end? Thanks.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Okay. And let’s just start with the big picture on deployment of capital, it hasn’t come up yet in the call, but I’m sure everybody saw on our press release and heard in the comment. We made a statement last quarter, and we were trying to be very clear with the market at $122.90, we saw our stock as a strong buy and we bought it. We bought 800,000 shares, little bit more actually. And in years, we have not made a bigger buyback than this with the exception of the tender offer a few years ago. So there’s a message in there, and that buyback is good for the math as well. That said our primary capital strategy remains acquisition and you probably saw that even though we took on the $100 million worth of expense, we also reduced our debt by $85 million - sorry, the low-80s million during the quarter, and our ratio is now at 1.4. So not only operationally, are we in the best place we’ve even been on the subject of acquisition, but financially we are poised.

In terms of looking for assets that we’ve been aggressive on the subject, I think we’ve told various people in various discussions, various versions of the same. But it all comes down to the common theme, which is we’re being picky to make sure that we have the right asset. It’s not so much about price, it’s about fits and quality of assets as opposed to how accretive and how much would we pay and how we finance. Our balance sheet is more than able to finance the stuff that we’re looking at. And in terms of the picky, I just wanted to say that there’s a view, really good ones actually that looked on the surface to the point where we engaged, engaged heavily. But once you get under the hood there’s enough hair on them that I think you’d be disappointed if we buy them and, frankly, we’re not going to go further. So we never got all the way to the point where it was, are you going to get the best possible price in the market there. I think we could have bought any of those assets and we were willing to do so if it was right for us. And on pricing, I don’t know if Jack or Brian, you might have something on that...

<A - Brian Grass - Helen of Troy Ltd.>: Well, I was just going to add that I think it’s too early to see any reflection in the prices from the recent stock market volatility. So we have not seen that yet, but I would attribute that to just being too soon to have those reflected in pricing yet.

<Q - Chris Carey - Bank of America Merrill Lynch>: Thank you very much for all of that.

<A - Julien Mininberg - Helen of Troy Ltd.>: You bet. You bet, Chris.

Operator: We will now take our next question from Linda Bolton Weiser of D.A. Davidson. Please go ahead.

<Q - Linda Weiser - D.A. Davidson & Co.>: Hi. How are you?

<A - Julien Mininberg - Helen of Troy Ltd.>: Hi, Linda. Nice to hear from you. Happy New Year.

<Q - Linda Weiser - D.A. Davidson & Co.>: Happy New Year. So I believe that on the last call when you were giving us a really good rundown of all the tariff impacts and everything, I think you said the worst case scenario impact on profit growth in FY 2020 would be like 5 percentage points, if I’m recollecting correctly. So, what you’re saying now is that you are actually hoping to offset with pricing all of the impact. So...

<A - Brian Grass - Helen of Troy Ltd.>: Yeah, I - Linda, it’s Brian. I think we gave dollar - unmitigated dollar ranges and we had to give two ranges, one, for whether the last round stayed at 10% or went to 25%. So we - I never put it in percentage point terms and I couldn’t tell you off the cuff what the percentages are. We gave dollar ranges and that was - we tried to be clear and say that was 100% unmitigated, just to give people some perspective on it and because we hadn’t completed our negotiations on pricing or explored all our other mitigation options. We’re now much further along with respect to pricing and I’m saying that the intention is to offset 100% of the tariff increases through pricing and have tried to say it’s no guarantee that we will get completely there and there could be an impact on consumption and customer orders in the short term. But yes, a way to think about it is the goal is to offset 100% of the gross dollar impact through the pricing and then pick up additional wins if we can in sourcing.

<A - Julien Mininberg - Helen of Troy Ltd.>: And on the sourcing side, while it’s not as straightforward as, okay, let’s work on the price, we can work backwards into our supply chain, we put this in our prepared remarks as well with productivity initiatives. We have them internally always, externally always as well, but there are some specific ones that we are pursuing in China and in Mexico that create opportunity and some savings to help mitigate. And then both commodities and foreign exchange move around but they move in our favor frankly when commodity costs come down. For example, you’ve seen the price of oil over the last few months, you’ve seen the price of copper over the last two months and the form - the various forms of plastic which we use, and lots of things with motors and metal windings that use copper. These are opportunities to gain back some ground on the subject of pricing or hold off increases that might come from a supplier who’s facing themselves some increase on commodities that are going the wrong direction like cardboard, for example, for cartons, and it’s well known that carton is an escalating commodity.

And then in terms of foreign exchange the RMB has been weaker than the U.S. dollar for some time now triggered or exacerbated anyway by the trade war and some of that broader macroeconomic China slowdown. And when we trade in dollars in China, our dollars buy more RMBs and that gives an opportunity to help mitigate price differences.

So these kinds of things, and that’s before you get into factory moves, we’re moving a SKU between Chinese factories, let alone multi-regional moves like under the new NAFTA law. So there’s lots of stuff that’s not just putting out a price sheet.

<Q - Linda Weiser - D.A. Davidson & Co.>: Thank you. That’s very helpful. And then when you talk about just the possibility of consumption or order declines or softening because of the price increases, can you give a little more color on which categories, because I think of your stuff as mostly smaller gadgety type things that I wouldn’t think the consumer is so price sensitive over. So what are you referring to, and are you more referring to competition still being able to not take the price - like what are you talking about in terms of consumption decline due to these price increases?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Just to be clear, we’re not anticipating consumption declines, our products provide an excellent value. They’re generally the leaders in the market, they have some of the best attributes, the best quality, the best brand names, the best features, our products are winners. Consumers know that and you can see it in the online ratings, you can see it in our market shares and you can see it in our premium that we often command compared to competitors in the category. So we’re very confident in the value equation that we give.

We also are confident that the U.S. consumer has a lot of tailwind right now, those things that I mentioned in the prepared remarks. Taxes are generally lower depending exactly which person’s situation, there’s more people with jobs. You saw the labor reports last week, and all three of the major indicators went positive. I’m talking about the number of jobs that were created, the wage growth of the people who had jobs, and the labor participation rate which means there’s just more people working. So all those things put money in people’s pockets and now they go to the shelf. But for the first time in years, they’ll see products that have a bit of inflation in them and there has not been inflation in this country of any meaningful way in the last couple of years and certainly not in our categories.

There’s plenty of competition out there, but I don’t think they all can say the same positive things I said about our products. Some of them are excellent, some of them are less so and customers have alternatives and consumers do too. It’s a competitive marketplace. That has yet to be tested. And that’s the only comment we’re really trying to make, to see at the new price points that retailers may choose to put on their shelves what consumer response will be. So if you pick something of a low dollar value, to your point before about gadgety type of item, pick a carrot peeler or a can opener or something, that’s a $10, $12 item when it comes from us, there’s always been $3 to $5 alternatives in a discount store, and that has nothing to do with tariffs, it’s nothing to do with pricing. It’s just always been true.

That said, if our item now let’s say goes up $1 and the other one only goes up $0.25, that relative equation has not been retested. And it’s also possible to cross a price point like, let’s say, something crosses the $10 price point or the $25 price point, we’re on our more expensive items like an air purifier, you might cross the $200 or $250 price point, something like this. And so at some point consumers have an opinion about what they’re willing to buy and how much they’re willing to spend, how much money they’ve got in their pocket et cetera.

I saw Christmas as very encouraging on this subject. And while all the numbers haven’t been published yet from Christmas, I think it’s well known that the Christmas season was generally positive and consumers demonstrated with their wallets that they are willing to spend that money that’s in their pocket to buy the things that they want. And so when prices go up a little, now it will be retested of whether there’s any new normal in the new equations when prices move around. That’s all we’re saying.

<Q - Linda Weiser - D.A. Davidson & Co.>: Okay. And then just can I follow up on the M&A topic? We know that you’ve been generally successful with M&A and have done a great job especially for things like Hydro Flask. But I’m just wondering, with what we’re looking at possibly in terms of China slowdown seeping over into the U.S., are you considering, in your mind, maybe just keeping your balance sheet really clean, keeping your powder dry and just not doing something for now and not levering up because maybe investors might value at this point having a really clean unleveraged balance sheet and that might be the best thing to do? In other words, I’m just wondering, should you lever up right ahead of a potential recession? That’s what I’m kind of wondering.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. It’s a great question. We do debate it internally sometimes, that very safe route, look at our leverage ratio, it’s low and it just got lower, look at our stock buyback behavior, there’s been about 1.2 million shares repurchased by us just within this fiscal year alone and we brought the leverage down, so that strategy creates value. And that said, operationally, when we find the right asset, even with some of those larger macro concerns, we should be able to add value to the asset in any reasonable economic environment. In a tougher one like you’re concerned about, if there’s a recession or a contagion or something like that, everything certainly gets harder on the one hand. On the other hand, the winners tend to win in those recessions, and we’ve seen that before in the last recession especially in Health & Home, for example, it was an area where we just got stronger.

And I guess my point is if we find the right thing, I think we would move forward. If there’s massive macro data that says caution all around, it would make us a bit more cautious, but our balance sheet and our operations are ready and if we find the right asset, we would act on it and yet, we’re keenly aware of the environment you’re talking about.

Meanwhile, as I’ve said many times in many meetings, the money has not been burning a hole in our pocket. We have not made a significant purchase of any asset since 2016, and this is the Hydro Flask acquisition, and since then we’ve been aggressive with the stock buybacks; especially when the market looked at us and didn’t see much value, we thought they were crazy and we saw tons of value. So we’ve bought back the stock. So we’re not afraid to go both ways, as they say, and we’ll do the right thing not only for the balance sheet, but for our portfolio and our operations with a sharp eye on the macro horizon.

<A - Brian Grass - Helen of Troy Ltd.>: I would just add that we’ve always had a conservative approach to leverage and we would never lever above, I don’t know, pick a number, 4 times leverage or something like that. So I think we would - if we were going to do something, we’d choose to minimize our risk through not taking on a high amount of leverage and we’ve always had the ability to generate a lot of cash to quickly de-lever. So for those reasons we would consider an acquisition even if we felt like there was some recessionary signs, but we wouldn’t do it so aggressively that we ended up with an ultra-high leverage ratio. And we’ve always had the ability to de-lever quickly which would help - I think even in a recessionary environment we would still be able to de-lever quickly. So for those reasons I think we would continue to consider acquisition even if the trends aren’t totally in our favor from a macro perspective.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. It could also affect pricing, to the question that Chris Carey asked before. In that kind of environment, multiples and prices come down, interest rates are little higher now than they were a few years ago. So all these things, the market has a way of factoring them in very efficiently. I think what we would not do in a very negative environment is bet the farm. So you’re not going to see us swing for the fences. We’ve not done that really ever as a company, but to go in the face of a heavy negative macroeconomic environment and bet the ranch, we’re not that smart and not that stupid at the same time. I don’t think we would do that.

<Q - Linda Weiser - D.A. Davidson & Co.>: Thanks. And can I just ask one little quick one? What percentage of your total sales are in China and what percent of your ecommerce sales are in China?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. We don’t break it out. It’s been growing rapidly, I can say that, it’s been very successful for us, there’s market leadership in those thermometers has been true for some time. The rapid growth has been exceptional. We’ve had an internal project to grow by multiples in the last couple of years, we’ve exceeded it. I can give you lots of qualitative indicators that say that this is a winning area. If you’re worried about the slowdown looking to dimensionalize, which I think is what you’re really trying to do. The number Brian gave before which is of the $10 million of reduction which is only to the high end of our guidance is to be repetitive, I’m sorry, but we see the market doesn’t like it when we lower guidance, but raise our earnings they may forget that this is going to be a 3.8% to 4.8% growth year and in China, we actually are going to have an up year, yet again we’re just going to have a less up year than we originally forecasted because of this.

<A - Brian Grass - Helen of Troy Ltd.>: Linda, what we can disclose is our percentage of sales in the Asia-Pacific region last fiscal year was 5.1% of our total but growing rapidly. So I would expect that number to be higher for fiscal year 2019. But we give that breakout annually, but just as a starting point it’s 5.1% of the total in the Asia-Pacific region for last fiscal year and it grew 25% last fiscal year and is continuing to grow this year.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Yeah. And on the online side it’s not the lion’s share of our online. We do a lot more online in the United States. It’s just a large part of the Chinese business that is online. So that’s the reason we made that distinction. So if that business that Brian just described with numbers has a tendency of online that’s been its biggest growth driver, if that slows down a little bit it’s not surprising that our forecast takes a hit in that 5-ish million dollars that we’re talking about. I’m frankly surprised we’re having such a discussion about 5-ish million dollars.

<Q - Linda Weiser - D.A. Davidson & Co.>: Okay. Thank you so much. I really appreciate it.

<A - Julien Mininberg - Helen of Troy Ltd.>: You bet, Linda.

Operator: We will now take our next question from Steve Marotta of C.L. King & Associates. Please go ahead.

<Q - Steve Marotta - C.L. King & Associates, Inc.>: Good morning, Julian and Brian. I know we’re running over, so I’ll just offer two quick questions and take the rest offline. From a sourcing rebalancing standpoint, can you remind us where you are right now from a China exposure to COGS domestically and where you would expect to be 12 months from now?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. But I believe we break out the total number. And while he is going to dig it up for you, Steve, we’ll give you that number, because we do disclose it, while he is doing it, I’ll remind this group that it varies a lot by segment. So in the case of Beauty and Housewares we’re primarily China sourced. In the case of Health & Home, we’re roughly even in dollar terms between China and the Americas with Mexico being the primary source for the Americas product. So think of thermometers, humidifiers, air purifiers, vaporizers, a lot of the stuff is made in Mexico for them.

<A - Brian Grass - Helen of Troy Ltd.>: So, that’s right, currently 70% - well, for last fiscal year, 74% of our product were sourced in the Far East. And I would say at this stage it’s hard to give an estimate on how we could shift that percentage because we’re early days and looking at new regions and auctions. It’s not like we weren’t - we didn’t look at it in the past, but in the past the analysis always proved out that China was by far the most efficient.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. The numbers moved...

<A - Brian Grass - Helen of Troy Ltd.>: Right.

<A - Julien Mininberg - Helen of Troy Ltd.>: The numbers moved. The lines have re-crossed and there’s a new equilibrium.

<A - Brian Grass - Helen of Troy Ltd.>: Right. But now they shifted because of tariffs and because China is becoming more expensive. The lines are starting to cross. So that in conjunction with the massive impact from tariffs has got us looking at this harder and the analysis shows that it’s getting close to equal or maybe even the lines are crossing. So it’s early days. Steve, I can’t - I don’t think it’d be prudent for us to give you what we think it could be in a year at this stage. I think there’ll be more to come on that in the next couple quarters. We’re at 74% currently.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. And the way - looking forward, the way I would look at it and the way we look at it internally is Health & Home is roughly at 50-50. The company is the balance that you just heard in the last fiscal year and for Housewares and Beauty it’s almost completely China. With the lines moving, think of things like labor rates, the Chinese labor rate has been going up almost like clockwork for the last seven or eight years now, 15%, 20% a year. It’s not that big a component of our cost of goods but compound that over seven, eight year period, labor gets to be more expensive. Exchange rates, if you look at the RMB versus the dollar over the last seven or eight years and the Mexican peso versus the dollar over the last seven years, you’re going to see two entirely different scenarios.

And then if you look at lead times, inventory levels and then cube, meaning like let’s say you’re making a thing like a vaporizer or a salad spinner. So that’s a big item, they are roughly the same size. They’re very light, so you’re going to cube out a container across the Pacific long before you gross it out, with weight and the lead time is longer. So why would you ship all that air and yet fill up that container as you could put more weight in, filling it up with something else like a thermometer or a hairdryer or something like that you’re going to be able to get a lot more units and a lot more dollar value in that container before you cube it out or grossed it out.

So this stuff is all being factored into equation because it’s all moving around. And because the rule of law has changed, right. NAFTA 2 or at USMCA is I don’t know if it’s a done deal but appears close to ratification. And in the case of the China thing I believe the delegations are meeting this week as we speak on the subject of whether or not there’s going to be a new normal coming out of China. And meanwhile, there’s also new Congress in the United States that wants to fight about everything. So I can’t tell you how all that’s going to go. I can simply tell you that that’s the way we look at it. My response is very simple, never waste a good crisis, I said it before, and when the numbers move around it creates opportunity. We’re capitalists and we’re going to put our assets where we think they’re most efficient and get the best value we can for our shareholders and make the best margins we can in our business.

<Q - Steve Marotta - C.L. King & Associates, Inc.>: That’s great. Thank you. I’ll take the rest offline.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. No problem.

Operator: It appears there are no further questions at this time. Mr. Mininberg, I’d like to turn the conference back to you for any additional or closing remarks.
Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd.
Yeah. Well, thanks for joining today. Robust discussion, very much appreciated. Look forward to the follow up calls. I know we’ll be speaking to many of you as well in the coming weeks and we’ll be meeting those of you that are attending next week’s ICR Conference in Orlando. Beyond that we do expect to host our fourth quarter and fiscal year end call in late April when we will also provide our outlook for fiscal 2020 and we’ll give you an update on Investor Day for the second phase of our transformation when we’re in a position where we have all the dates and details.

Well, thanks very much, everybody. So long. Thanks for being on the call.

Operator: This concludes today’s call. Thank you for your participation. You may now disconnect.